Exhibit 10.4

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

December 10, 2008

James E. Riesenbach

c/o Sandra Bloch, Esq.

Cozen O’Connor

1900 Market Street

Philadelphia, PA 19103

Re:	Termination of Employment

Dear Mr. Riesenbach:

Reference is hereby made to that certain Employment Agreement, by and between you and Autobytel Inc., a Delaware corporation (the “Company”), dated as of March 1, 2006, as amended on December 10, 2008 (the “Employment Agreement”).

Pursuant to Section 6.2 of the Employment Agreement, the Board of Directors of the Company hereby gives you notice of the Company’s election to terminate your employment without Cause (as defined in the Employment Agreement), effective immediately. The Company also hereby requires your resignation from the Board of Directors of the Company and all other boards of subsidiaries of the Company in each case effective immediately.

Under the provisions of your Employment Agreement, upon your execution and delivery to the Company of a separation and release in favor of the Company (a copy of which is attached) without revocation thereof and your resignation from the Board of Directors, you will be eligible to receive severance benefits from the Company on the terms and as set forth in Section 6.2 of the Employment Agreement, subject to standard deductions and withholdings.

Pursuant to Section 9.11 of your Employment Agreement you are solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended), if any, that may result from any payments or benefits that you receive pursuant to your Employment Agreement.

Should you have any questions, please contact Thomas Pollock of Paul, Hastings, Janofsky & Walker LLP, outside counsel to the Company at (415) 856-7047.

Sincerely,

AUTOBYTEL INC.

By:	/s/ Michael Fuchs
Name:	Michael Fuchs
Title:	Chairman of the Board

SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between you, James E. Riesenbach (for yourself, your spouse, family, agents and attorneys) (jointly, “You”), and Autobytel Inc., its predecessors, successors, affiliates, directors, officers, shareholders, fiduciaries, insurers, employees and agents (jointly, the “Company”), as follows:

1. You acknowledge that your employment with the Company ended effective December 10, 2008, and that you will perform no further duties, functions or services for the Company subsequent to that date.

2. You acknowledge and agree that you have received all vacation pay and other compensation due you from the Company as a result of your employment with the Company and your separation from employment, including, but not limited to, all amounts required under your Employment Agreement with the Company dated March 1, 2006, as amended on December 10, 2008 (the “Employment Agreement”), other than those amounts payable pursuant to Paragraph 3 below and those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 or Article 7 of the Employment Agreement if required by the terms of such sections or article. You acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Agreement and those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 or Article 7 of the Employment Agreement if required by the terms of such sections or article. All benefits for which you are eligible pursuant to the Employment Agreement will remain in effect for the periods set forth therein.

3. In exchange for your promises in this Agreement and the Employment Agreement, including the release of claims set forth below, if you (A) sign and do not revoke this Agreement and (B) you resign effective immediately from the Board of Directors of the Company, the Company will pay you all cash severance payments due to you under Section 6.2 of the Employment Agreement, minus legally required state and federal payroll deductions, within three (3) business days of the date all applicable revocation periods that you may have relating to this Separation Agreement and Release expire without you revoking this Separation Agreement and Release. All other payments due to you under Section 6.2 of the Employment Agreement, minus legally required state and federal payroll deductions, shall be paid to you in the time periods required by the Employment Agreement. You and the Company have and will continue to take consistent positions in each party’s reasonable tax reporting in respect of Section 409A of the Internal Revenue Code of 1986 (the “Code”) as applied to payments to be made to you under the Employment Agreement. You are still liable for all taxes and penalties arising under Section 409A of the Code, if any, that may result from any payments or benefits that you receive pursuant to the Employment Agreement. Accordingly, if there is any liability for tax pursuant to Section 409A of the Code, it shall be your sole responsibility and liability for all such taxes and penalties and you agree to indemnify and hold the Company harmless from any liability the Company may incur for not reporting or withholding taxes under Section 409A of the Code or any similar state or local law in connection with the payments and benefits under this Separation Agreement and Release or the Employment Agreement. In connection with entering into the Employment Agreement you were represented by independent counsel and tax advisors. The Company has not and is not now advising you in respect of any tax applicable to payment due to you under the Employment Agreement.

4. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company.

5. You hereby represent that, other than those materials you have returned to the Company pursuant to Paragraph 4 of this Agreement, you have not copied or caused to be copied, and have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company. You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

6. You shall keep confidential, and shall not hereafter use or disclose to any person, firm, corporation, governmental agency, or other entity, in whole or in part, at any time in the future, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential matters, except as required by law and as necessary for compliance purposes. These obligations are in addition to the obligations set forth in Article 8 of the Employment Agreement which shall remain binding on you.

7. You agree that you have not and will not at any time reveal to anyone, including any former, present or future employee of the Company, the fact, amount, or the terms of this Agreement, except to your immediate family, legal counsel and financial advisor, or as required by law and as necessary for compliance purposes. The Company may disclose the terms of this Agreement and file this Agreement as an exhibit to its public filings if it is required to due so under applicable law or as necessary for compliance purposes.

8. In consideration for the payment provided for in Paragraph 3, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (referred to collectively as “Releasees”), from any and all known and unknown claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature and regardless of whether the knowledge thereof would have materially affected your agreement to release the Company hereunder, that arise out of or are related to (a) the Company’s failure to make any payments required under the Employment Agreement (other than those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 and Article 7 of the Employment Agreement if required by the terms of such sections), and (b) those arising under the Age Discrimination in Employment Act (“ADEA”). The Release will not waive the Executive’s rights to indemnification under the Company’s certificate of incorporation or by-laws or any written agreement between the Company and the Executive relating to the Executive’s service on the Board of the Company.

With respect to the various rights and claims under the ADEA being waived by you in this Agreement, you specifically acknowledge that you have read and understand the provisions of paragraphs 12, 13, and 14 below before signing this Agreement. This general release does not cover rights or claims under the ADEA arising after you sign this Agreement.

9. You represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any complaint, charge, claim or action involving any claims you have released in the foregoing paragraph. This promise not to sue does not apply to claims for breach of this Agreement. You agree and acknowledge that if you break this promise not to sue, then you will be liable for all consequential damages, including the legal expenses and fees incurred by the Company or any of the Releasees, in defending such a claim.

10. The Company hereby represents and warrants that concurrently with your execution and delivery of this Agreement, the Company has paid to you any and all amounts under the Employment Agreement that are required to be paid to you by the Company as of the date hereof, excluding, without limitation, any amounts required to be paid under this Agreement and those amounts, if any, payable pursuant to Sections 3.5, 5.1, 5.2 and 5.3 or Article 7 of the Employment Agreement if and to the extent required by the terms of such sections.

11. Excluded from this Agreement are any claims or rights that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency. You agree, however, to waive your right to any monetary recovery in connection with such a charge.

12. You acknowledge that you have hereby been advised in writing to consult with an attorney before you sign this Agreement. You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional 7 days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Vice President Human Resources or comparable title, Autobytel Inc., 18872 MacArthur Blvd., Irvine, California 92612-1400, on or before the seventh (7th) day after your execution of the Agreement. You understand that the Agreement will not become effective until after that seven (7) day period has passed.

13. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.

14. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above and in the Employment Agreement, and you are relying upon none. This Agreement and the Employment Agreement represent the entire agreement between you and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of you and the Company.

15. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

16. If any provision of this Agreement is held to be invalid, the remainder of the Agreement, nevertheless, shall remain in full force and effect in all other circumstances.

17. This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

18. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF CERTAIN CLAIMS.

Dated: December , 2008	By:
Name: James E. Riesenbach

Dated: December , 2008	AUTOBYTEL INC.

By:
Name:
Title: